Exhibit 5.1
November 14, 2005
Commercial Net Lease Realty, Inc.
450 South Orange Avenue
Suite 900
Orlando, Florida 32801
Ladies and Gentlemen:
     We have acted as counsel to Commercial Net Lease Realty, Inc., a Maryland corporation (the “Company”), in connection with the Registration Statement on Form S-3, Registration No. 333-105635 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and declared effective by the Commission on June 5, 2003 as amended by Post-Effective Amendment Number 1 filed on June 17, 2004 (the “Registration Statement”). Pursuant to the Registration Statement, the Company proposes to issue and sell $150,000,000 aggregate principal amount of its 6.15% Notes due 2015 (the “Notes”) to the public in accordance with the terms set forth in the prospectus supplement dated November 14, 2005 (the “Prospectus Supplement”) to the prospectus filed as part of the Registration Statement.
     Based upon our examination of the originals or copies of such documents, corporate records, certificates of officers of the Company and other instruments as we have deemed necessary and upon the laws as presently in effect, we are of the opinion that:
1.     The Indenture entered into by the Company and Wachovia Bank, National Association, as successor trustee to First Union National Bank, (the “Indenture”) has been executed and duly delivered by the parties thereto and represents a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) the enforceability of forum selection clauses in federal courts and the SixthSupplemental Indenture to be entered into by the Company and Wachovia Bank, National Association (the “Supplemental Indenture”), when duly executed and delivered by the parties thereto, will represent valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) the enforceability of forum selection clauses in federal courts.
2.     When issued, authenticated and delivered pursuant to the Indenture and the Supplemental Indenture, the Notes will represent valid and legally binding obligations of the Company enforceable against the Company in accordance with their respective terms,

Commercial Net Lease Realty, Inc.
November 14, 2005

except as such enforceability may be subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) the enforceability of forum selection clauses in federal courts.
     We express no opinion as to the enforceability of any provisions contained in the Indenture, the Supplemental Indenture or the Notes that constitute waivers that are prohibited by law prior to default. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Legal Matters.” The giving of this consent, however, does not constitute an admission that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended (the “Act”), or within the category of persons whose consent is required by Section 7 of the Act.
Very truly yours,
/s/ Pillsbury Winthrop Shaw Pittman LLP
PILLSBURY WINTHROP SHAW PITTMAN LLP